EXHIBIT 10.1

March 27, 2009

Via Electronic Mail

Compensation Committee of

The Board of Directors

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Re: Voluntary Reduction in Compensation

Dear Fellow Board Members,

As you know, our management team has made significant progress in positioning Cole Taylor Bank to execute successfully on our growth strategy, even in these most challenging market conditions. A large part of our focus in this regard has involved minimizing or eliminating our operational expenditures to ensure that as much of our capital as possible is deployed for lending activities. With respect to compensation expense in particular, I believe we have made prudent decisions and managed our costs effectively. And with your oversight and support, we have recently identified several areas in which our organization will benefit from further reductions in compensation expense.

I have given considerable thought to ways in which I can personally help our efforts, including reviewing my own compensation. As a result of this review, I believe that it would be appropriate for me, as a leader of our organization, to sacrifice a portion of my salary until market conditions and our performance improve. To that end, I hereby offer and agree to a 20% reduction in my base salary (from $525,200 to $420,000) and to forego my auto allowance and reimbursements for country club expenditures (with the exception of expenses directly associated with customer events). I would ask that the Compensation Committee reevaluate my compensation at September 30, 2009 and on a quarterly basis thereafter and, if appropriate, restore my compensation to its current level.

Thank you for your continued leadership and please let me know if you have any questions or would like to discuss this matter further.

Very truly yours,

/s/ Bruce W. Taylor
Bruce W. Taylor
Chairman and Chief Executive Officer

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